Exhibit 10.69

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into as of March 3, 2023 (the “Effective Date”) by and among Orthofix Medical Inc. (the “Company”) and Jon Serbousek (the “Executive”) (collectively, the “Parties”).

WHEREAS, on January 5, 2023, the Company completed the transactions contemplated by the Agreement and Plan of Merger, dated as of October 10, 2022 (the “Merger Agreement”), by and among the Company, Orca Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and SeaSpine Holdings Corporation, a Delaware corporation (“SeaSpine”), pursuant to which Merger Sub merged with and into SeaSpine, with SeaSpine continuing as the surviving corporation (the “Transaction”);

WHEREAS, until the closing of the Transaction on January 5, 2023 (the “Closing”), the Executive had served since November 2019 as the President and Chief Executive Officer of the Company (and as its Principal Executive Officer as contemplated by rules of the Securities and Exchange Commission (the “SEC”)) (collectively, the “Prior Officer Positions”);

WHEREAS, effective and conditioned upon the Closing, the Executive ceased to hold the Prior Officer Positions and transitioned his employment with the Company to the position of Executive Chairman of the Company;

WHEREAS, the Parties have agreed that the Executive shall continue to serve as the Executive Chairman until the date that the Company holds its 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting Date”), and will remain in a non-executive, part-time employment role from the date of the 2023 Annual Meeting Date through July 5, 2023, at which time his employment relationship with the Company will cease;

WHEREAS, the Parties have previously entered into a Change in Control and Severance Agreement, made and entered into as of August 5, 2019 (the “Change in Control and Severance Agreement”);

WHEREAS, capitalized terms used, but not defined, herein shall have the meaning given such terms in the Change in Control and Severance Agreement; and

WHEREAS, the Company and the Executive desire to set forth certain promises, agreements and understandings relating to Executive’s transition from President and Chief Executive Officer of the Company to Executive Chairman of the Company.

NOW, THEREFORE, upon execution and non-revocation of this Agreement, in exchange for the terms and conditions set forth below, the Parties agree as follows:

1.
Executive Chairman Service; Cessation Date.
(a)
Effective as of the Closing, the Executive transitioned from the position of President and Chief Executive Officer of the Company to the position of Executive Chairman of the Company. The position of Executive Chairman of the Company shall include service as a

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director of the Company and as Chair of the Company’s board of directors. The Executive shall continue to serve as Executive Chairman of the Company until the 2023 Annual Meeting Date, and will remain in a non-executive, part-time employment role from the date of the 2023 Annual Meeting Date through July 5, 2023 (the “Cessation Date”). During the period from the Effective Date through the Cessation Date (the “Transition Period”), the Executive will remain an employee of the Company, the Change in Control and Severance Agreement will remain in effect except to the extent modified pursuant to this Agreement, and the Executive will, in addition to his other duties and responsibilities identified by the Company, assist in the transition of his duties as requested from time to time by the Company. It is the intent of the Parties that the Executive will devote a majority of his professional time to the role of Executive Chairman until the date that is one week following the date that the Company files its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, at which time the Executive will be expected to provide up to eight (8) hours of professional service per week until the Cessation Date.
(b)
Effective as of the Cessation Date, the Executive hereby resigns his employment with the Company and from all offices, positions, directorships, chairmanships, and/or fiduciary responsibilities of any nature or description with the Company, its affiliates, and each of their respective subsidiaries, and each of their respective employee benefit plans.
(c)
The Parties agree that, as a result of the change in the Executive’s position from President and Chief Executive Officer of the Company to Executive Chairman of the Company, the Executive shall possess CiC Period Good Reason under the Change in Control and Severance Agreement, and the Executive’s termination of employment on the Cessation Date will be treated under the Change in Control and Severance Agreement as a termination by the Executive for CiC Period Good Reason. Except as set forth in the preceding sentence and under Section 4 below, the Executive’s rights in such circumstance shall be as provided in the Change in Control and Severance Agreement, and this Agreement will not be deemed to otherwise amend or alter the Parties’ respective rights and obligations under the Change in Control and Severance Agreement.
2.
Transition Period Consideration. Provided that the Executive signs this Agreement and complies with all of its terms, the Company shall provide the Executive with the following:
(a)
The Executive will continue to receive an annual base salary of $800,000, payable in accordance with the Company’s regular payroll practices and less applicable deductions and tax withholdings;
(b)
The Executive will remain eligible to receive a bonus with respect to the 2022 calendar year under the Company’s annual cash incentive program, to the extent that applicable performance goals related thereto have been achieved, which bonus will be payable at the same time as payments are made to other participants under the Company’s annual cash incentive program;
(c)
In lieu of participating in the Company’s annual cash incentive program with respect to the 2023 calendar year, the Executive will receive a pro-rated cash bonus for the 2023 calendar year equal to 105% of the Executive’s annual base salary for the portion of the 2023

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calendar year served, which pro-rated bonus will be paid to the Executive within thirty (30) calendar days of the Cessation Date;
(d)
Through the Cessation Date, to the extent permitted by the terms of the applicable plan taking into account the Executive’s transition to part-time status over the course of the Transition Period, the Executive will be eligible to continue to participate in the Company’s health insurance and other employee benefit plans (including the perquisites and benefits provided to executive officers with respect to reimbursement for tax preparation expenses, estate planning expenses, and annual physical exams), to the same extent as he was eligible on the Effective Date and in accordance with the terms of such health insurance and other employee benefit plans; and
(e)
The Executive will not receive any new equity-based compensation for the 2023 calendar year. The Executive will be eligible to vest in any Company equity awards that vest in accordance with the current terms of the applicable equity award agreements during the Transition Period and will maintain all rights with respect to such Company equity awards as are provided in the Change in Control and Severance Agreement (as further modified by Section 4 below).
3.
Calculation of CiC Severance Amount. The parties agree and acknowledge that the CiC Severance Amount under Section 4 of the Change in Control and Severance Agreement shall be equal to two (2) times the sum of (A) the Executive’s annual base salary prior to the Closing, (B) the Executive’s current annual target cash bonus amount under the Company’s Annual Cash Incentive Program prior to the Closing, and (C) $12,500 to be used by the Executive for outplacement services. The Executive understands and acknowledges that, in accordance with Section 8(c) of the Change in Control and Severance Agreement, any payment of the CiC Severance Amount that is due and payable under Section 4 of the Change in Control and Severance Agreement shall be made on the earlier of: (1) the date of the Executive’s death and (2) the first day of the seventh month following the Executive’s “separation from service” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended), and that the Parties expect that such a “separation from service” will occur on the date that is one week following the date that the Company files its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023.
4.
Extended Option Exercise Period. The parties agree that Section 6(d) of the Change in Control and Severance Agreement is hereby amended such that the reference therein to “twenty four (24)-month period” shall be removed and replaced by “forty eight (48)-month period”.
5.
Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.

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6.
Miscellaneous.
(a)
Except for injunctive relief as set forth in Section 9 of the Change of Control and Severance Agreement, the Parties agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively and finally by binding arbitration in Lewisville, Texas, before a single arbitrator, with such arbitration to be conducted in accordance with the rules of the American Arbitration Association’s Commercial Arbitration Rules then in effect. Judgment on the arbitrator’s award may be entered by any court having jurisdiction. The Company shall be responsible for its own attorneys’ fees, costs and expenses and shall pay to the Executive an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the Executive in connection with such arbitration and entry of judgment, but only if the arbitrator determines that the Executive prevailed on a material issue of the arbitration. If there is any dispute between the Company and the Executive as to the payment of such fees and expenses, the arbitrator shall resolve such dispute, which resolution shall also be final and binding on the Parties, and as to such dispute only, the burden of proof shall be on the Company.
(b)
This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Texas (without regard to any provision of that State’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of Texas). Subject to Section 6(a) hereof, all actions or proceedings for injunctive relief arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the State of Texas having appropriate jurisdiction for Collin County, Texas. The Parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue therein and any defense of forum non conveniens.
(c)
This Agreement may be executed in any number of counterparts, each of which, when executed by both Parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument.
(d)
The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.
(e)
This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(f)
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. All

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rights under this Agreement are personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable in the event of the Executive’s death or disability by the Executive’s legal representatives, heirs and legatees.
(g)
The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time. Nothing contained in the Agreement shall affect such rights to terminate, provided, however, that nothing in this Section 6(g) shall prevent the Executive from receiving any amounts payable pursuant to this Agreement and the Change in Control and Severance Agreement, if applicable.
(h)
Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(i)
Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company shall be directed to the attention of the General Counsel of the Company at the address of the Company’s headquarters, and notice to the Executive shall be directed to the Executive at the Executive’s most recent personal residence on file with the Company.
(j)
The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement all required withholding amounts and deductions, including but not limited to federal, state and local withholding amounts in accordance with all applicable laws and regulations and deductions authorized by the Executive. The Executive shall be solely responsible for and shall pay all taxes associated with the amounts payable under this Agreement.

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IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Transition Agreement as of the Effective Date.

JON SERBOUSEK /s/ Jon Serbousek Jon Serbousek

ORTHOFIX MEDICAL INC. /s/ Keith Valentine Keith C. Valentine President and Chief Executive Officer

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